UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2026

EDIBLE GARDEN AG INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	001-41371	85-0558704
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

283 County Road 519, Belvidere, New Jersey	07823
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 750-3953

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	EDBL	The Nasdaq Stock Market LLC
Warrants to purchase Common Stock	EDBLW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 16, 2026, Edible Garden AG Incorporated (the “Company”) entered into a Produce Supply Agreement (the “Supply Agreement”) with Caney Fork Farms, LLC (the “Supplier”), effective as of October 15, 2026, pursuant to which the Company agreed to the general terms and conditions of purchasing certain fresh produce for its core herb business (the “Products”) from the Supplier and reselling, distributing and/or further processing the Products for sale to the Company’s customers. The specific terms for individual transactions, including items, quantities, delivery dates, delivery locations, and payment terms, shall be determined in accepted Purchase Orders (“PO”).

Under the Supply Agreement, the Company and the Supplier agreed to fixed pricing for Products through January 31, 2027. Thereafter, the parties will mutually agree to any annual price changes, provided that no annual price increase will exceed the lesser of (i) the percentage increase in the published Producer Price Index applicable to the Products or (ii) 10%. The weekly supply volume under the Supply Agreement is guaranteed pursuant to a committed volume and ramp schedule (the “Schedule”), and the Supplier is obligated to supply the minimum committed volumes thereunder. If the Company reduces actual PO amounts below the weekly minimum guaranteed amount with less than 90 days’ advance notice, the Company is obligated to pay for any Products planted by Supplier in reasonable reliance on the accepted POs and Schedule, and any packaging on hand made for the Company. Supplier is required to make commercially reasonable efforts to mitigate such losses, after which the Company is required to either reimburse Supplier or buy back the inventory with any related delivery costs at the Company’s expense. With the exception of the aforementioned purchase obligations, the Company has no minimum purchase obligation, take-or-pay obligation or other volume commitment under the Supply Agreement.

Title and risk of loss transfer to the Company upon pickup at Supplier’s facility, subject to modification by further written agreement between the Company and Supplier. Inventory losses arising after the transfer of title and risk shall be borne by the owner at that time.

During the term of the Supply Agreement, the Company has a right of first offer regarding any proposed opportunities of the Supplier to commercialize, market, sell or supply fresh-cut herbs, potted herbs or hydro basil, upon which the parties shall negotiate in good faith regarding such items. The right of first offer applies to all of the Supplier’s opportunities to grow, source, process, manufacture, package, market, distribute, license, commercialize, or sell any Products or other fresh-cut herbs not currently covered by the Supply Agreement.

The Supply Agreement remains in effect until October 15, 2028 and automatically renews for successive one year terms unless either party provides written notice of non-renewal at least 60 days prior to expiration. The Company may immediately terminate the Supply Agreement if the Supplier fails to meet food safety or performance standards under the Supply Agreement. Either party may terminate the Supply Agreement for cause after a 30-day cure period for resolving a breach of the agreement. After October 15, 2028, either party may terminate the Supply Agreement without cause upon 120 days’ prior written notice.

The foregoing description of the Supply Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Supply Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1±	Supply Agreement, dated October 16, 2026, by and between Caney Fork Farms, LLC and Edible Garden AG Incorporated.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

±	Certain information has been omitted from this exhibit in reliance upon Item 601(a)(5) of Regulation S-K and will be furnished to the Securities and Exchange Commission upon request.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDIBLE GARDEN AG INCORPORATED

Date: October 22, 2026	By:	/s/ James E. Kras
	Name:	James E. Kras
	Title:	President and Chief Executive Officer

3